As filed with the Securities and Exchange Commission on April 12, 2006.

Registration No. 333-132288

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Amendment No. 1

to

Form S-3

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Parlux Fragrances, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-2562955
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Parlux Fragrances, Inc.
3725 SW 30th Avenue
Fort Lauderdale, Florida 33312
(954) 316-9008

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank A. Buttacavoli
Executive Vice President, Chief Operating Officer,
and Chief Financial Officer
Parlux Fragrances, Inc.
3725 SW 30th Avenue, Fort Lauderdale, Florida 33312
(954) 316-9008

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Matthew C. McMurdo, Esq.
Sullivan & Worcester LLP
1290 Avenue of the Americas, New York, New York 10104
(212) 660-3049

Approximate date of commencement of proposed sale to public: At such time or times after the Registration Statement becomes effective and then as the Selling Stockholders may determine.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Share Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value	1,740,000	$33.10 (1)	$57,594,000 (1)	$6,162.56 (2)

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g), based on the average of the high and low prices reported on the Nasdaq National Market System on March 7, 2006.

(2)

This fee was paid on March 9, 2006.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED April 12, 2006

PROSPECTUS

1,740,000 Shares

PARLUX FRAGRANCES, INC.

Common Stock

This prospectus relates to 1,740,000 shares of common stock, par value $.01 per share, of Parlux Fragrances, Inc. We are registering these shares on behalf of the selling stockholders, to be offered and sold by them from time to time. We are not selling any of these shares and will not receive any proceeds from the sale of these shares. Our common stock trades on The Nasdaq National Market under the symbol “PARL”. The last reported sales price of our common stock on April 11, 2006 was $28.94 per share.

All of the shares of common stock being offered and sold under this prospectus are shares already issued or issuable upon the exercise of warrants held by the selling stockholders. Those warrants have been issued to the selling stockholders from time to time in connection with their employment arrangements with the Company or their service as a director of the Company. All of those warrants that have not already been exercised are currently exercisable or will be exercisable at various exercise prices. If and when those warrants are exercised by their respective holders, the Company will receive the applicable exercise prices paid by the holders of those warrants, which in the aggregate, total approximately $3,737,000. However, the Company will not receive any proceeds from any subsequent resale of the underlying shares of common stock.

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Investing in our common stock involves a high degree of risk.
See “Risk Factors” beginning on page 2 for a discussion of risks applicable to us and an investment in our common stock.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is __________ __, 2006.

TABLE OF CONTENTS

Forward-Looking Statements

The Company

1

The Offering

1

Risk Factors

2

Use Of Proceeds

5

Selling Security Holders

6

Common Stock Registration

11

Plan Of Distribution

11

Material Changes

12

Legal Matters

13

Experts

13

Where You Can Find More Information

14

Incorporation Of Certain Documents By Reference

15

Disclosure Of Commission Postion On Indemnification For  Securities Act Liabilities

15

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We use words such as “will likely result,” “are expected to,” “is anticipated,” “estimated,” “intends,” “plans,” “projections” and other similar expressions to identify some forward-looking statements, but not all forward-looking statements include these words. All of our forward-looking statements involve estimates and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the key factors described under the caption “Risk Factors” and elsewhere in this prospectus.

We caution that the factors described in this prospectus, or other factors, could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, we undertake no obligation to update any forward-looking statement contained or incorporated by reference in this prospectus to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that could cause our business not to develop as we expect, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

THE COMPANY

Parlux Fragrances, Inc. (the “Company”), was incorporated in Delaware in 1984 and is engaged in the creation, design, manufacture, distribution and sale of prestige fragrances and beauty related products marketed primarily through specialty stores, national department stores and perfumeries on a worldwide basis. The fragrance market is generally divided into a prestige segment (distributed primarily through department and specialty stores) and a mass market segment. Our fragrance products are positioned primarily in the prestige segment. In December 2005, the Company commenced sales of watches and anticipates sales of handbags for the upcoming spring season, both of which are under license agreements with Paris Hilton Entertainment, Inc. (“PHEI”). The Company also holds  licenses with PHEI for cosmetics and sunglasses, and anticipates launching products under these licenses during fall 2006 and 2007, respectively.

Our executive offices are located at 3725 SW 30th Avenue, Fort Lauderdale, Florida, 33312, our telephone number is 954-316-9008 and our website is www.parlux.com. Unless we state otherwise, the terms “we”, “us”, “our”, and “Parlux” refer to Parlux Fragrances, Inc.

We have rights to trademarks or tradenames that we use in conjunction with the offering of our fragrance products. Perry Ellis, Paris Hilton (in addition to the other product licenses discussed above), Guess?, XOXO, Ocean Pacific (OP), Maria Sharapova, Andy Roddick, babyGund and Fred Hayman Beverly Hills are registered trademarks used by us on a worldwide basis. Additionally, we have rights to distribute Royal Copenhagen fragrances in the U.S. department store market until May 2006. All trademarks and tradenames referred to in this prospectus are the property of their respective owners.

THE OFFERING

Common stock to be registered	1,740,000 shares(1)

Common stock to be outstanding after this Offering	10,674,318 shares

Use of Proceeds	We will not receive any proceeds from the sale of common stock by the selling stockholders (See Selling Security Holders on page-6).

NASDAQ symbol	PARL

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(1)

Includes 20,000 shares already issued and outstanding from the exercise of certain warrants. See “Selling Security Holders” pages 9-10 for discussion.

RISK FACTORS

This prospectus contains a discussion of risks applicable to an investment in us and our common stock. Prior to making a decision about investing in our common stock, you should carefully consider the specific factors discussed below, together with all of the other information contained in this prospectus or appearing or incorporated by reference in this prospectus.

If We Lose Our Key Personnel, Or Fail To Attract And Retain Additional Qualified Experienced Personnel, We Will Be Unable To Continue To Develop Our Prestige Products And Attract And Obtain New Licensing Partners.

Our future success depends upon the continued contributions of our highly qualified sales, creative, marketing, and management personnel and on our ability to attract and retain those personnel. These individuals have developed strong reliable relationships with customers and suppliers. There can be no assurance that our current employees will continue to work for us or that we will be able to hire any additional personnel necessary for our growth. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified managerial personnel. Competition for these employees can be intense. We may not be able to attract, assimilate or retain qualified managerial personnel in the future, and our failure to do so would limit the growth potential of our business and potential licensing partners may not be as attracted to our organization.

Our Anti-Takeover Provisions May Discourage Future Acquisitions That Could Benefit Stockholders And May Limit Or Depress Our Stock Price.

Delaware law restricts certain business combinations with any “interested stockholder”, as defined. This statute may delay, defer, or prevent a change in control of our Company. These provisions are intended to encourage any person interested in acquiring us to negotiate with and obtain the approval of our Board of Directors. Certain of these provisions may discourage a future acquisition not approved by our Board of Directors in which you might receive an attractive value for your shares or that a substantial number or even a majority of our stockholders might believe to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so. All of these factors may depress the market price of our common stock or prevent takeover attempts that might result in a premium over the market price of our common stock.

Failure To Comply With Restrictive Covenants In Our Existing Credit Facility Will Result In Our Inability To Borrow Additional Funds Under The Facility, Which Would Require Us To Obtain Replacement Financing.

Our revolving credit facility requires us to maintain compliance with various financial covenants. Our ability to meet those covenants can be affected by future events, and therefore we may be unable to meet those covenants. If our actual results deviate significantly from our projections, we may not remain in compliance with the covenants and would not be allowed to borrow under the credit facility. If we are not able to borrow under our credit facility, we would be required to develop an alternative source of liquidity, or to sell additional securities which would result in dilution to existing stockholders. We cannot assure you that we could obtain replacement credit facilities on favorable terms or at all. Without a source of financing, we could experience cash flow difficulties and disruptions in our supply chain.

The Fragrance And Cosmetic Industry Is Highly Competitive, And If We Are Unable To Compete Effectively It Could Have A Material Adverse Effect On Our Profitability, Operating Cash Flow, And Many Other Aspects Of Our Business, Prospects, Results Of Operations And Financial Condition.

The fragrance and cosmetic industry is highly competitive and at times changes rapidly due to consumer preferences and industry trends. We compete primarily with global prestige fragrance companies, some of whom have significantly greater resources than we have. Our products compete for consumer recognition and shelf space with products that have achieved significant international, national and regional brand name recognition and consumer loyalty. Our products also compete with new products that often are accompanied by substantial promotional campaigns. In addition, these factors, as well as demographic trends, economic conditions and discount pricing strategies by competitors, could result in increased competition and could have a material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

The Development of New Products By Us Involves Considerable Costs And Any New Product May Not Generate Sufficient Consumer Interest And Sales To Become A Profitable Brand Or To Cover The Costs Of Its Development.

Over the last few years, a significant number of new prestige fragrance products have been introduced on a worldwide basis. The beauty industry in general is highly competitive and consumer preferences change rapidly. The initial appeal of these new fragrances, launched for the most part in U.S. department stores, has fueled the growth of our industry. Department stores continue to lose sales to the mass market as a product matures. To counter the effect of lower department store sales, companies are required to introduce new products more quickly, which requires additional spending for development, advertising and promotional expenses. In addition, a number of the new launches are with celebrities (either entertainers or athletes) which require substantial royalty commitments and whose careers and/or appeal could change dramatically, either positively or negatively, based on a single event. If one or more of our new product introductions were to be unsuccessful, or the appeal of the celebrity were to diminish, it could result in a reduction in profitability and operating cash flows.

The Accessories Market, Specifically, Watches, Handbags and Sunglasses, Is Also Highly Competitive And If We Are Unable To Compete Effectively It Could Have A Material Adverse Effect On Our Profitability, Operating Cash Flow, And Many Other Aspects Of Our Business, Prospects, Results Of Operations And Financial Condition.

As with fragrances and cosmetics, the accessories market is highly competitive and also changes rapidly due to consumer preferences and industry trends. In addition, we do not have the extent of experience in this market segment as we do in fragrances. We may have difficulty in sourcing these accessory items, all of which will be manufactured by independent third parties, and may not meet the quality standards expected by the licensor and/or the consumer. Additionally, the consumer awareness and positive imagery of the licensor could be impacted by adverse publicity, which could negatively impact retailer and consumer attitudes. Our lack of experience in this highly competitive market could result in material adverse effect on our profitability, operating cash flow, and many other aspects of our business, prospects, results of operations and financial condition.

If The Appeal Of One Of Our Celebrities Would Diminish, It Could Have A Material Adverse Affect On Future Sales Of That Specific Celebrity-Branded Fragrance And/Or Accessories.

During recent fiscal years, we have entered into various license agreements with celebrities (entertainers or athletes) to develop, manufacture and distribute products under their names (see further discussion on Page 1 under the “Company”). These agreements require substantial royalty commitments. During the nine months ended December 31, 2005, licensed Paris Hilton brand products have generated approximately $51.9 million in gross sales. If the celebrities’ appeal would diminish, it could result in a material reduction in our sales of such products, adversely affecting our profitability and operating cash flows.

Our Arrangements With Our Manufacturers, Suppliers And Customers Are Generally Informal And If These Arrangements Were Changed, Interrupted, Or Terminated It Could Limit Our Supply Of Inventory And Reduce Sales, Profitability And Operating Cash Flow.

We do not have long-term or exclusive contracts with any of our customers and generally do not maintain long-term or exclusive contracts with our suppliers. Virtually all of our finished products are assembled from multiple components and manufactured by third parties. The loss of key suppliers or customers (particularly Perfumania, Inc. (“Perfumania”) and other related parties (see further discussion on Page 7 under “Selling Security Holders”)), or a change in our relationship with them, could result in supply and inventory interruptions and reduced sales, profitability, and operating cash flows.

Consumers May Reduce Discretionary Purchases Of Our Products As A Result Of A General Economic Downturn, Terrorism Threats, Or Other External Factors.

We believe that consumer spending on fragrance and other accessory products is influenced more than average by general economic conditions and the availability of discretionary income. Accordingly, we may experience sustained periods of declines in sales during economic downturns, or in the event of terrorism or diseases affecting customers’ purchasing patterns. In addition, a general economic downturn may result in reduced traffic in our customers’ stores which may, in turn, result in reduced net sales to our customers. Any resulting material reduction in our sales could have a material adverse effect on our business, its profitability and operating cash flows.

Reductions In Worldwide Travel Could Hurt Sales Volumes In Our Duty-Free Related Business.

We depend on consumer travel for sales to our “duty free” customers in airports and other locations throughout the world. Any reductions in travel, including as a result of general economic downturns or acts of war or terrorism, or epidemics such as Bird Flu or Severe Acute Respiratory Syndrome, would result in a material decline in sales and profitability for this channel of distribution, which could negatively affect our operating cash flow.

Our Quarterly Results Of Operations Could Fluctuate Significantly Due To Retailing Peaks Related To Gift Giving Seasons And Delays In New Product Launches, Which Could Adversely Affect Our Stock Price.

We may experience variability in net sales and net income on a quarterly basis as a result of a variety of factors, including timing of customer orders and returns, sell-through of our products by the retailer to the ultimate consumer or gift giver, delays in new product launches, as well as additions or losses of brands or distribution rights. Any resulting material reduction in our sales could have an adverse effect on our business, its profitability and operating cash flows.

We Depend On Third Parties For The Manufacture And Delivery Of Our Products, And Any Disruption Or Interruption In This Supply Chain Can Affect Production Levels.

We do not own or operate any significant manufacturing facilities. We use third-party manufacturers and suppliers to manufacture most of our products. We currently obtain these products from a limited number of manufacturers and other suppliers. If we were to experience delays in the delivery of the finished products or the raw materials or components used to make such products, or if these suppliers were unable to supply product, or if there were transportation problems between the suppliers and our distribution center, our sales, profitability, and operating cash flow could be negatively impacted.

The Loss Of, Or Disruption In, Our Distribution Facility Could Have A Material Adverse Effect On Our Sales And Our Relationships With Our Customers.

We currently have one distribution facility, which is located in South Florida; however, we are negotiating for an additional lease to relocate certain of our distribution functions to the New Jersey area, which is closer to where the Company’s fragrance products are filled and packaged. The loss of, or any damage to our current or future facilities, as well as the inventory stored therein, would require us to find replacement facilities and assets. In addition, weather conditions, such as hurricanes or other natural disasters, could disrupt our distribution operations. Certain of our components require purchasing lead times in excess of ninety (90) days. If we cannot replace our distribution capacity and inventory in a timely, cost-efficient manner, it could reduce the inventory we have available for sale, adversely affecting our profitability and operating cash flows, as well as damaging relationships with our customers who are relying on deliveries of our products.

If We Are Unable To Acquire Or License Additional Brands, Secure Additional Distribution Arrangements Or Obtain The Required Financing For These Agreements And Arrangements, The Growth Of Our Business Could Be Impaired.

Our business strategy contemplates the continued increase of our portfolio of owned or licensed brands and distributed brands. Our future expansion through acquisitions or new product distribution arrangements, if any, will depend upon the capital resources and working capital available to us. We may be unsuccessful in identifying, negotiating, financing and consummating such acquisitions or arrangements on terms acceptable to us, or at all, which could hinder our ability to increase revenues and build our business.

If We Are Unable To Protect Our Intellectual Property Rights, Specifically Trademarks And Tradenames, Our Ability To Compete Could Be Negatively Impacted.

The market for our products depends to a significant extent upon the value associated with our trademarks and trade names. We have licenses or other rights to use, the material trademark and trade name rights used in connection with the packaging, marketing and distribution of our major products both in the United States and in other countries where such products are principally sold. Therefore, trademark and trade name protection is important to our business. Although most of our brand names are registered in the United States and in certain foreign countries in which we operate, we may not be successful in asserting trademark or trade name protection. In addition, the laws of certain foreign countries may not protect our intellectual property rights to the same extent as the laws of the United States. The costs required to protect our trademarks and trade names may be substantial.

Other Parties May Infringe On Our Intellectual Property Rights Or Intellectual Property Rights Which We Are Licensed To Use And May Thereby Dilute Our Brands In The Marketplace.

Any such infringement of our intellectual property rights would likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. Under our license agreement with GUESS?, we are responsible for monitoring for infringement of the GUESS? intellectual property rights. We must take action, at our cost, to stop minor infringement, and may be liable to share a significant portion of the total cost, with GUESS?, to stop substantial infringement. The costs required for these actions may be substantial.

We May Unknowingly Infringe On Others’ Intellectual Property Rights Which Could Result In Costly Litigation.

We may unknowingly produce and sell products in a country where another party has already obtained intellectual property rights. One or more adverse judgments with respect to these intellectual property rights could negatively impact our ability to compete and continue to sell products in the worldwide marketplace and may require the destruction of inventory produced under the infringed name, both of which would adversely affect profitability, and, ultimately operating cash flow.

Change In Control Provisions In Effect, If Triggered, Could Result in Substantial Cash Payouts to Key Personnel And Dilution To The Other Stockholders.

Change in control provisions in the management employment contracts that we describe in the section of this prospectus entitled, “Selling Security Holders”, if triggered, require the doubling of remaining amounts due under those management employment contracts, as well as doubling of all unexercised management warrants, which amount would approximate 10% of current outstanding common shares, after giving effect to the issuance of shares under this registration statement. If a change in control would occur, it could have a material dilution to the other stockholders.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus. However, the Company will receive approximately $3,792,000 if all of the warrants are exercised, of which approximately $55,000 has already been received and approximately $3,737,000 will be received if all of the remaining 1,720,000 warrants are exercised. These funds would be used for general corporate purposes.

SELLING SECURITY HOLDERS

An aggregate of 1,740,000 shares of common stock are being registered in this offering for the account of the selling stockholders. All but 20,000 of the shares of common stock being offered and sold under this prospectus are shares issuable upon the exercise of warrants held by the selling stockholders. The above mentioned 20,000 shares were previously issued upon the exercise of warrants. Those warrants, which are exercisable at various exercise prices, have been issued to the selling stockholders from time to time in connection with their employment arrangements with the Company or their service as a director of the Company. All of those warrants that have not already been exercised are currently exercisable.

The following outlines certain relationships and transactions which have occurred between the selling stockholders and the Company. The Company believes that transactions with related parties are on terms as favorable to the Company as are available from unaffiliated parties.

Ilia Lekach is Chairman of the Board of Directors and Chief Executive Officer (“CEO”) of the Company. Mr. Lekach became a director of the Company in November 1987 and resigned in November 1988 due to a disagreement over the strategic direction of the Company. He was re-elected to the Board of Directors in February 1989 as a result of a proxy action. Mr. Lekach assumed the position of Chairman of the Board of the Company in November 1990 and CEO of the Company in December 1993 upon its relocation to South Florida.

Mr. Lekach was Chairman of the Board of Directors and CEO of Perfumania, a public company based in Miami, Florida, and a specialty retailer of fragrances with approximately 240 retail outlets in manufactures’ outlet malls and regional malls, until he resigned in April 1994 to take a more active role in the direction of our operations. In October 1998 due to the poor operational performance of Perfumania, Mr. Lekach reassumed the position of Chairman and CEO, and continued to hold this position in both companies. In February 2000, Perfumania became a wholly-owned subsidiary of E Com Ventures, Inc. (“ECMV”), whereby Mr. Lekach relinquished his executive positions in Perfumania and became Chairman and CEO of ECMV, a position he held until he entered into an agreement to divest all but 5% of his ownership interest in ECMV during February 2004. During the time Mr. Lekach served as CEO of our Company and ECMV, he spent approximately 50% of his time on the affairs of each company. Our Company continues to hold an ownership interest of approximately 13% of the outstanding shares of ECMV, and Mr. Lekach has reacquired an additional 4% of the outstanding common shares as of July 2005.

Until March 2003, Mr. Lekach was also Chairman and interim CEO of Nimbus Group, Inc., formerly known as TakeToAuction.com, Inc. (“TTA”), a public company previously committed to the development of a private jet air taxi network. TTA initially sold consumer products on online auction sites.

On June 1, 2005, consistent with prior practice, the Company entered into a new employment agreement with Mr. Ilia Lekach, which calls for an annual base salary of $400,000, for the period of June 1, 2005 through March 31, 2006 and for annual base salaries of $475,000, $525,000 and $600,000 for the periods commencing on April 1, 2006, 2007 and 2008 and ending on March 31, 2007, 2008 and 2009, respectively. Additionally, the Compensation Committee and the Board of Directors has in place an additional incentive program which provides for annual bonuses of up to 50% of base salary based on specific goals, such as the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. Goals are established annually by the Compensation Committee. There were no warrants awarded with this agreement. In the event of a change in control, the agreement provides for the remaining monies due under the agreement and all unexercised warrants under previous agreements, to be doubled.

Prior to the agreement discussed above, Mr. Lekach had an employment agreement entered into as of May 1, 2002, which extended from May 1, 2002 through March 31, 2006 at an annual rate of $350,000 for the period of May 1, 2002 through March 31, 2003 and $400,000 for each of the fiscal years ended March 31, 2006, and he received performance bonuses of $150,500, $140,000 and $160,000 for the fiscal years ended March 31, 2003, 2004, and 2005, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income amount and inventory criteria were achieved, while the sales level criteria was not. The performance bonus for the fiscal year ended March 31, 2004, was calculated based upon the three criteria for fiscal 2003, plus the addition of an accounts receivable level criteria. The pre-tax income criteria were exceeded, while the other criteria were not. The performance bonus for the fiscal year ended March 31, 2005 was calculated based on similar criteria as for fiscal 2004. The pre-tax income and sales criteria were met, while the other criteria were not.

There were 500,000 warrants granted with the May 1, 2002 agreement which are exercisable at the rate of 166,666 at the conclusion of each fiscal year ending 2004, 2005 and 2006. In the event of a change in control, the agreement provided for the remaining monies and warrants due under the agreement and all unexercised warrants under previous agreements, to be doubled.

During March 2004, Mr. Ilia Lekach exercised a warrant and acquired 420,000 shares of restricted common stock, which were registered in a prospectus dated April 26, 2004.

Prior to the effectiveness of the Sarbanes-Oxley Act of 2002, which prohibits renewing or amending loans, as well as issuing new loans to Company officers and directors, the Company had made several personal loans to its Chairman and CEO, Mr. Ilia Lekach. These loans, which were consolidated into one note agreement on April 1, 2002, bore interest at 8% per annum (which the Company considered to be a market rate of interest at the time) and became due on March 31, 2003 in accordance with the note’s terms. On March 31, 2003, Mr. Lekach repaid $46,854 in principal and $71,364 of accrued interest, through that date. The repayment was affected via an offset of amounts due Mr. Lekach under his regular compensation arrangement. On July 15, 2003, Mr. Lekach repaid the entire loan balance of $742,884, plus accrued interest at the default rate of prime plus 5% (9.25%), through that date.

The Company had net sales to Perfumania of $35,330,772, $31,964,407, and $12,823,696 during the fiscal years ended March 31, 2005, 2004 and 2003, respectively, and $18,648,334 during the nine-month period ended December 31, 2005. Perfumania, a related party, is one of our largest customers, and transactions with them are closely monitored by our Audit Committee and Board of Directors. Perfumania offers us the opportunity to distribute our products in approximately 240 retail outlets and our terms with Perfumania take into consideration the companies’ over 15 year relationship. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of our products provided in Perfumania’s store windows and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center. While our invoice terms to Perfumania appear as net ninety days, for over ten years the Board of Directors has granted longer payment terms, taking into consideration the factors discussed above. Our Board of Directors evaluates the credit risk involved and imposes a specific dollar limit, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with the Board limit.

Net trade accounts receivable owed by Perfumania to the Company totaled $8,566,939 and $10,890,338 at March 31, 2005 and 2004, respectively, and $9,501,812 at December 31, 2005. Trade receivables from Perfumania are non-interest bearing and are paid in accordance with the terms established by the Board of Directors.

In addition to Perfumania, the Company had net sales of $17,580,408, $10,477,671, and $8,924,530 during the years ended March 31, 2005, 2004, and 2003, respectively, and $30,582,084 during the nine-month period ended December 31, 2005, to fragrance distributors owned/operated by individuals related to the Company’s Chairman/CEO. These sales are included as related party sales in the Company’s statements of operations and are closely monitored by our Audit Committee and Board of Directors. As of March 31, 2005 and 2004, trade receivables from related parties include $13,154 and $614,134, respectively, and $4,552,288 at December 31, 2005, from these customers, which were current in accordance with their sixty or ninety day terms.

On April 7, 2006, ECMV issued a press release indicating that it received an unsolicited letter from Rachmil Lekach, one of the individuals related to the Company’s Chairman/CEO discussed above, with respect to the possible acquisition of all of its outstanding common shares. The press release also indicated that the ECMV board of directors is in the process of evaluating the letter.  A press release issued on April 6, 2006 by Rachmil Lekach disclosed an offering price of $25 per each ECMV outstanding common share.

The Company currently owns 378,101 shares of ECMV common stock. We can not predict the outcome of this event or what effect, if any, it may have on future business with Perfumania.

During the year ended March 31, 2005, and the nine-month period ended December 31, 2005, the Company purchased $250,500 and $845,663, respectively, in television advertising on the “Adrenalina Show”, which is broadcast in various U.S. markets and in Latin American countries. The Company’s Chairman/CEO has a controlling ownership interest in the company, which has the production rights to the show.

Frank A. Buttacavoli, a Certified Public Accountant, has been Vice President and Chief Financial Officer (“CFO”) of the Company since April 1993, and a director of the Company since March 1993. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. From July 1992 through March 1993, he provided financial consulting services to the Company. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President, and in October 1999, he assumed the additional responsibilities of Chief Operating Officer (“COO”).

On June 1 2005, consistent with prior practice, the Company entered into an employment agreement with Mr. Buttacavoli, which provides for an annual base salary of $285,000 for the period of June 1, 2005 through March 31, 2006, and for an annual base salary of $325,000, $350,000 and $400,000 for the periods commencing April 1, 2006, 2007 and 2008, and ending on March 31, 2007, 2008 and 2009, respectively. Additionally, the Compensation Committee and the Board of Directors has in place an additional incentive program which provides for annual bonuses of up to 50% of base salary based on specific goals, such as the achievement of a specified sales level, a pre-tax income amount and desired year-end accounts receivable and inventory levels. Goals are established annually by the Compensation Committee. There were no warrants awarded with this agreement. In the event of a change in control, the agreement provides for the remaining monies due under the agreement and all unexercised warrants under previous agreements, to be doubled.

Prior to the agreement discussed above, Mr. Buttacavoli had an employment agreement entered into as of May 1, 2002, which extended from May 1, 2002 through March 31, 2006 at an annual rate of $250,000 for the period May 1, 2002 through March 31, 2003 and $285,000 for each of the fiscal years ending March 31, 2006 and he received performance bonuses of $107,500, $99,750 and $114,000 for the fiscal years ended March 31, 2003, 2004, and 2005, respectively. The performance bonus for the fiscal year ended March 31, 2003, was calculated based upon the achievement of a specified sales level, a pre-tax income amount and a desired year end inventory level. The pre-tax income amount and inventory criteria were achieved, while the sales level criteria was not. The performance bonus for the fiscal year ended March 31, 2004, was calculated based upon the three criteria for fiscal 2003, plus the addition of an accounts receivable level criteria. The pre-tax income criteria were exceeded, while the other criteria were not. The performance bonus for the fiscal year ended March 31, 2005 was calculated based on similar criteria as for fiscal 2004. The pre-tax income and sales criteria were met, while the other criteria were not. There were 200,000 warrants granted with the May 1, 2002 agreement, which were exercisable at the rate of 66,666 at the conclusion of each fiscal year ending 2004, 2005 and 2006. In the event of a change in control, the agreement provided for the remaining monies and warrants due under the agreement, and all unexercised warrants under previous agreements, to be doubled.

During March 2004, Mr. Buttacavoli exercised a warrant and acquired 188,000 shares of restricted common stock, which shares were registered in a prospectus dated April 26, 2004.

Frederick E. Purches was a founder of the Company, and was a director from its formation in July 1984 until his resignation in January 2005. He has been engaged in the cosmetic/fragrance business for over 35 years in various executive capacities with Helena Rubinstein, Inc. and Revlon, Inc. From 1980 through 1988, he was President of Helena Rubinstein, Inc. In 1989, he resigned from the latter position to take a more active role in the direction of the Company’s operations. In November 1990, Mr. Purches resigned as Chairman of the Board in favor of Mr. Lekach, and Mr. Purches assumed the new position of Vice Chairman of the Board.

As of June 1, 2005, the Company entered into a consulting agreement with Cosmix, Inc., a company owned by Mr. Purches, which provides for annual payments of $125,000 through March 31, 2009. The agreement calls for Mr. Purches to assist the Company in the areas involving the Securities and Exchange Commission and stockholder relations, financial planning, assessment and coordination of acquisitions and divestitures, and any other similar activities which may be assigned by the Board of Directors. Mr. Purches spends in excess of 50% of his business time on Company matters. Mr. Purches receives group medical, dental and group term life insurance benefits as part of his agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement, and all unexercised warrants under previous agreements, to be doubled. There were no warrants awarded with this agreement.

Prior to the agreement discussed above, Mr. Purches had a similar consulting agreement extending from April 1, 2003 through March 31, 2006 at an annual rate of $125,000 and he received a performance bonus of $40,000 in 2003, granted in connection with his assistance in the settlement of litigation with a supplier in which the Company received a settlement payment of approximately $4 million. This agreement was modified by the June 1,

2005 agreement noted above. There were 30,000 warrants granted with the agreement, exercisable at the rate of 10,000 (which annual amount was the same as that received by independent directors at that time) at the conclusion of each fiscal year ending March 31, 2004, 2005 and 2006.

During December 2003, Mr. Purches exercised a warrant and acquired 30,000 shares of restricted common stock, which shares were registered in a prospectus dated April 26, 2004.

Albert F. Vercillo was a director of the Company from May 1989 to October 2002. Mr. Vercillo is President of Cambridge Development Corporation (“Cambridge”) and President of Schiaparelli, Inc. The companies are privately-held companies engaged in providing administrative and business services, licensing and the distribution of various products since April 1981. Mr. Vercillo has over 30 years of experience in the cosmetic/fragrance industry. In October 2002, the Company elected to have a majority of independent directors on the Board. Mr. Vercillo was not independent due to the consulting agreement noted below, and he declined to stand for re-election.

As of June 1, 2005, the Company entered into a consulting agreement commencing on that date with Cambridge, which provided for annualized payments of $150,000 through March 31, 2007, annual payments of $125,000 from April 1, 2007 through March 31, 2008, and annual payments of $100,000 from April 1, 2008 through March 31, 2009. The agreement calls for Mr. Vercillo to assist the Company in the areas of U.S. and international financial analysis and planning. Mr. Vercillo spends in excess of 50% of his business time on Company matters. Mr. Vercillo receives group medical, dental and group term life insurance benefits as part of the agreement, and in the event of a change in control, the agreement calls for the remaining monies due under the agreement, and all unexercised warrants under previous agreements, to be doubled. There were no warrants awarded with this agreement.

Prior to the agreement discussed above, Mr. Vercillo had a similar consulting agreement extending from June 1, 2003 through May 31, 2006, at an annual rate of $96,200. There were 30,000 warrants granted with the agreement, exercisable at the rate of 10,000 (which annual amount was the same as that received by independent directors at that time) at the conclusion of each fiscal year ending March 31, 2004, 2005 and 2006. This agreement was modified by the June 1, 2005 agreement noted above.

During May 2004, Mr. Vercillo exercised a warrant and acquired 30,000 shares of common stock, which shares had been registered in a prospectus dated April 26, 2004.

Glenn Gopman has been an independent director of the Company since October 1995, and has served as Chairman of the Audit Committee since 2001, Chairman on the Special Committee of Independent Directors since it was formed during 2003, a member of the Compensation Committee since 1996, as well as a member of the Nominating Committee since it was formed during 2004. Since January 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. Until December 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP. Prior to that, Mr. Gopman was a principal shareholder in the public accounting firm of Thaw, Gopman and Associates. He is a member of the American and Florida Institutes of Certified Public Accountants. Mr. Gopman is also an officer and director in three non-profit organizations; The Hebrew Free Loan Association, Inc., The International Association of Hebrew Free Loans, and The Skylake-Highland Lakes Area Homeowners Association, Inc.

For fiscal year 2003, the Company compensated independent (non-employee/consultant) members of the Board of Directors for their activities as directors of the Company at an annual rate of $10,000 and awarded 10,000 options annually on the anniversary date of each director’s election, at the closing price on such day as reported by the NASDAQ National Market. In addition, independent directors serving on the Audit Committee were compensated at the annual rate of $2,000 with the Chairman of the Audit Committee receiving $4,000 annually. As of April 1, 2003, the annual base rate was increased to $12,000 for each director, and other fees were increased by $2,000 each for the Audit Committee and Chairman. In addition, independent directors serving on the Special Committee received $10,000 in fiscal 2004, with the Chairman receiving $15,000.

As of April 1, 2004 the annual base rate for director compensation for fiscal 2005 was increased from $12,000 to $18,000 for each director, and annual grants of 10,000 options were eliminated. Directors serving on the Audit Committee receive $4,000 annually, with the Chairman receiving $6,000; Directors serving on the Compensation Committee receive $2,000 annually, with the Chairman receiving $3,000; and Directors serving on the Nominating Committee receive $2,000 annually, with the Chairman receiving $3,000.

During March 2006 and 2005, Mr. Gopman exercised a warrant and acquired 6,000 and 4,000 shares of restricted common stock, respectively, which shares are being registered with this Prospectus.

Jaya Kader Zebede has been an independent director since October 2002. A member of the American Institute of Architects, Ms. Kader Zebede is a practicing architect, who earned a Bachelor’s degree from Brandeis University in 1984 and a Masters degree from Harvard University in 1988. From 1998 through the present, Ms. Kader Zebede has been principal owner of K.Z. Architecture, a firm designing residential projects in Miami and San Jose, Costa Rica. From 1997 to 1998, Ms. Kader Zebede was a project architect with Borrelli & Associates in Miami, Florida, and from 1993 to 1997, held the same position with Graham Gund Architects in Cambridge, Mass. From 1990 to 1993, she designed and marketed children’s clothing, operating as a sole proprietor.

See above under Glenn Gopman for discussion of Director compensation.

During February and October 2005, Ms. Kader Zebede exercised warrants and acquired a total of 10,000 shares of restricted common stock, which shares are being registered with this Prospectus.

Ruben Lisman, was employed by the Company from September 1990 through December of 2004 as Vice President, International Sales and was responsible for international sales and marketing activity through that date when Mr. Lisman resigned his position to purchase the operations of our Venezuelan distributor.

As of November 1, 1999, the Company entered into an employment agreement with Mr. Lisman, which provided for an annual base salary of $190,000 for the period of November 1, 1999 through March 31, 2000, and for an annual base salary of $210,000 for the periods commencing April 1, 2000, 2001 and 2002, and ending on March 31, 2001, 2002 and 2003, respectively, with annual increases at the discretion of the CEO. There were 60,000 warrants granted with the agreement, which were exercisable at the rate of 20,000 at the conclusion of each fiscal year ending 2001, 2002 and 2003. In the event of a change in control, the agreement called for the remaining monies and warrants due under the agreement to be doubled. The employment agreement was extended for an additional three-year period through March 31, 2006. Mr. Lisman’s annual base salary was $240,000 at the time of his departure.

During March 2004, Mr. Lisman exercised a warrant and acquired 40,000 shares of restricted common stock, which shares were registered in a prospectus dated April 26, 2004.

COMMON STOCK REGISTRATION

As of April 11, 2006, there were 8,954,318 shares of common stock outstanding. The shares offered by this Prospectus may be offered from time to time, in whole or in part, by the selling stockholders or their transferees. Other than the transactions described above, there have been no material transactions between Parlux and the selling stockholders during the past three years.

The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their shares, we cannot provide a definitive number of shares that the selling stockholders will hold after the offering.

Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

The following table sets forth the names of the selling stockholders, the number of shares of common stock the selling stockholders beneficially own, the number of shares which may be offered for resale pursuant to this prospectus, and the number of shares and percentage that would be owned by the selling stockholders after the completion of this offering, assuming they sell all of the shares being registered.

Selling Security Holders	Shares of Common Stock Beneficially Owned Prior to the Offering	Shares of Common Stock Being Offered	Shares of Common Stock(1) Beneficially Owned After the Offering
			Shares	Percentage

Ilia Lekach	2,498,987	1,150,000	1,348,987	13.4
Frank A. Buttacavoli	435,000	360,000	75,000.8
Albert F. Vercillo	70,000	60,000	10,000	*
Frederick E. Purches	60,500	60,000	500	*
Ruben Lisman	60,000	60,000	0	*
Glenn H. Gopman	47,000	40,000	7,000	*
Jaya Kader Zebede	10,000	10,000	0	*

———————

(1)

Calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of April 11, 2006, the Company had 8,954,318 shares of Common Stock outstanding.

 *

Less than one percent (1%).

PLAN OF DISTRIBUTION

We are registering the shares of common stock offered in this prospectus on behalf of the selling stockholders. As used in this prospectus, the term selling stockholders includes pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift or other non-sale related transfer after the date of this prospectus. We will pay all expenses of registration of the shares offered, except for taxes or underwriting fees, discounts, selling commissions and legal fees of the selling stockholders. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. However, the Company will receive approximately $3,792,000 if all of the warrants are exercised, of which approximately $55,000 has already been received.

The selling stockholders may sell the shares from time to time in one or more types of transactions, including block transactions, on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call option transactions relating to the shares, through short sales of the shares (but only where short positions are taken after the effectiveness of this registration statement), or a combination of these methods of sale. The selling stockholders may sell their shares at market prices prevailing at the time of sale, or at negotiated prices.

The selling stockholders may use brokers or dealers to sell their shares. As of the date of this prospectus, we have not been advised by the selling stockholders that they have made any arrangements as to the distribution of shares covered by this prospectus.

The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom broker-dealers may act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions.

The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” as the term is defined in Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933.

Because the selling stockholders may be deemed to be “underwriters” as defined in Section 2(11) of the Securities Act of 1933, the selling stockholders may be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

Upon being notified by any of the selling stockholders that they have entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, regarding the plan of distribution.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant in connection with this Offering, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

MATERIAL CHANGES

At the end of the second quarter of our current fiscal year, September 30, 2005, our market capitalization exceeded $75 million, and as such, the Company became an accelerated filer under Rule 12b-2 of the Exchange Act of 1934, as amended. Under Section 404 of the Sarbanes-Oxley Act of 2002, as an accelerated filer, the Company is required to perform an assessment of, and complete testing on, its internal controls over financial reporting and report its conclusions on the effectiveness of such controls for the first time at the end of our current fiscal year which ended March 31, 2006. In addition, the Company’s independent registered public accounting firm must assess management’s process for evaluating and testing its internal controls, as well as perform their own testing and report on their conclusions.

On March 13, 2006, the Company’s independent registered public accounting firm issued a letter to our Audit Committee Chairman, indicating their concern that the Company may not be able to complete, on a timely basis, its assessment of compliance with Section 404, or have sufficient time to remediate and retest control deficiencies that may be identified during the Company’s assessment activities. Accordingly, they indicated that they may not be able to complete their work in order to issue their reports on management’s assessment process or our internal controls as of March 31, 2006.

On February 28, 2006, the Securities and Exchange Commission (the “Commission”) Advisory Committee on Smaller Public Companies issued an exposure draft on their recommendations for improving the current regulatory system for smaller companies, including modifications to Section 404. The exposure draft, which is scheduled to be formally submitted to the Commission on April 23, 2006, could provide exemptive relief from the requirement that independent registered public accounting firms assess management’s assessment process and audit and report separately regarding testing internal controls for companies of a certain size, of which we currently meet the definition. However, this would not relieve management of its assessment and reporting requirements. There can be no assurance that the recommendations will be accepted by the Commission, and if accepted, will be implemented prior to the filing of our Form 10-K for the fiscal year ended March 31, 2006.

The Company continues to progress on its internal assessment and testing requirements, and has addressed certain of the observations included in the March 13, 2006 letter referred to above. Management intends to complete all aspects of the requirements of Section 404 prior to filing its Form 10-K for the fiscal year ended March 31, 2006. In the event that control deficiencies are identified, the Company will not be able to remediate any such deficiencies for the fiscal year ended March 31, 2006. The Company presently anticipates that such deficiencies would not preclude it from preparing financial statements and required disclosures in accordance with accounting principles generally accepted in the United States of America.

During December 2005, we commenced sales of watches, and we anticipate sales of handbags during the upcoming spring season, both of which are under the Paris Hilton brand.

On July 22, 2005, we finalized an agreement with SGII, Ltd. (an unrelated Florida limited partnership), to purchase for approximately $14 million certain real property in Sunrise, Florida (the “Sunrise Facility”), approximately ten miles from our current office and distribution center location in Fort Lauderdale. The property, which we intended to use as our corporate headquarters and main distribution center, includes approximately 15 acres of land and a 150,000 square foot distribution center, with existing office space of 15,000 square feet. The purchase price includes certain office furniture and warehouse packing and conveyor systems. At signing, we paid a deposit of $1 million. On December 29, 2005, we closed on the property, financing $12.75 million under a fifteen year conventional mortgage with GE Commercial Finance Business Property Corporation at a fixed interest rate of 5.87%.

As a result of various factors including the Company’s continuing growth, the increase in trucking costs resulting primarily from the increase in fuel prices and South Florida’s susceptibility to major storms, management and the Company’s Board of Directors have determined that it would be more cost effective and prudent to relocate a major part of the Company’s warehousing and distribution activities to the New Jersey area, close to where the Company’s products are filled and packaged. Accordingly, the Company is negotiating a long-term lease for approximately 200,000 square feet of warehouse space in New Jersey, which would also serve as a backup information technology site if the current Fort Lauderdale, Florida location would encounter unplanned disruptions.

On February 3, 2006, we entered into an agreement to sell the Sunrise Facility for $15 million. The purchaser had a due diligence period through February 18, 2006, to perform inspections and secure financing. This agreement was terminated as the purchaser was unable to secure acceptable financing. The Company believes that, based on the present commercial real estate market in South Florida, it will be able to sell the Sunrise Facility without incurring a loss.

On July 11, 2005, the Company announced that it had retained Citigroup Global Markets Inc. and Oppenheimer and Co. as financial advisors to explore strategic alternatives to enhance shareholder value, including the possible sale of the Company. The Company is not currently in discussion with any parties involving a transaction, and does not expect to disclose developments unless and until its Board of Directors has approved a definite transaction, and there can be no assurance that this process will result in any specific transaction.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Sullivan & Worcester LLP, 1290 Avenue of the Americas, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to certain significant transactions with related parties, as described in Note 2), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic filing requirements of the Securities Exchange Act of 1934 (the “Exchange Act”). Further to our obligations under the Exchange Act, we file reports, proxy and information statements and other information with the Securities and Exchange Commission. These reports, proxy and information statements and other information may be inspected and copied at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Copies of these materials also can be obtained from the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549, upon payment of prescribed fees. The Securities and Exchange Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission (including Parlux). The address of this site is http://www.sec.gov.

We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register under the Securities Act of 1933 the securities that this prospectus offers. In accordance with the rules and regulations of the Securities and Exchange Commission, portions of the registration statement have been omitted from this prospectus. Therefore, this prospectus contains only some of the information in the registration statement. If you would like more information about Parlux and the securities this prospectus offers, please refer to the registration statement, which is on file at the offices of the Commission. You may obtain copies of these documents upon payment of the fee, or you may examine them without charge at the Commission’s offices or via the Commission’s Web site. When we discuss other documents in this prospectus, we may not provide all of the information about or contained in those other documents. You should not rely upon this prospectus to provide a complete discussion of the contents of other documents. You should refer to those other documents yourself. Whenever we discuss the contents of other documents, we qualify our statements in all respects by reference to the applicable documents on file with the Commission.

In addition to historical information, this prospectus and the registration statement contain forward-looking statements. These statements and projections about the future involve risks and uncertainties. As a result, we may not be able to accurately predict the future and our actual results may turn out to be materially different from what we anticipate and discuss in this prospectus. In addition, we operate in an industry segment where securities prices may fluctuate dramatically and may be influenced by regulatory and other factors beyond our control. We discuss the factors which we believe to be important in the cautionary statements that accompany the forward-looking statements and in the risk factors section of this prospectus. Whenever you assess a forward-looking statement in this prospectus, we urge you to read carefully all of the risk factors and cautionary statements in this prospectus, as well as those in our other filings with the Securities and Exchange Commission.

You should rely only upon the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with additional information or information that is different. This prospectus is not an offer to sell or an invitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to do so. The information contained in this prospectus is accurate as of its date, regardless of the time of the delivery of this prospectus or of any sale of the common stock; changes may have occurred since.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate into this prospectus information we file with the SEC in other documents. The information incorporated by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until all of the shares of common stock that are part of this offering have been sold. The documents we have incorporated by reference are:

(a)

our Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, filed on February 9, 2006;

(b)

our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, filed on November 14, 2005;

(c)

our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 15, 2005;

(d)

our Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed on July 8, 2005;

(e)

our Current Reports on Form 8-K filed on July 29, 2005 and January 17, 2006;

(f)

our Proxy Statement dated August 19, 2005, relating to the 2005 Annual Meeting of Shareholders; and

(g)

the description of Common Stock under the caption “Description of Registrant’s Securities to be Registered” included in the Company’s Registration Statement on Form 8-A, dated March 9, 1987 and filed on March 13, 1987 with the Securities and Exchange Commission under Section 12 of the Exchange Act, as amended.

You may request a copy of these filings at no cost by writing or telephoning Parlux Fragrances, Inc., 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312, (954) 316-9008 or by accessing such filings from our website at www.Parlux.com.

DISCLOSURE OF COMMISSION POSTION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

Article TENTH of the Certificate of Incorporation of the Registrant provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provision, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforeceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:

Description	Amount

SEC Registration Fee	$6,162,56
Legal Fees	10,000.00
Independent Accountant Fees	20,000.00
Printing and Filing Fees	500.00
Total	$36,162.56

Item 15.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

(a)

The Delaware GCL (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions, gives a director or officer who successfully defends an action the right to be so indemnified, and authorizes the Registrant to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

(b)

Article TENTH of the Certificate of Incorporation of the Registrant provides for indemnification of directors, officers, employees and agents to the fullest extent permitted by law.

(c)

In accordance with Section 102(b)(7) of the Delaware GCL, the Registrant’s Certificate of Incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (1) breaches of their duty of loyalty to the Registrant or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (3) under Section 174 of the Delaware GCL (unlawful payment of dividends) or (4) transactions from which a director derives an improper personal benefit.

Item 16.

EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

Exhibit No.	Description of Exhibit

5.1	Opinion of Sullivan & Worcester LLP, with respect to the legality of the shares being offered
23.1	Consent of Sullivan & Worcester LLP, (included as part of Exhibit 5.1 hereto)
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm
24	Powers of Attorney (included in the signature page to this registration statement)

Item 17.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(ii)

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however , that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lauderdale, state of Florida on the 12th day of April, 2006.

PARLUX FRAGRANCES, INC.

By:	/s/ ILIA LEKACH
Name: Ilia Lekach
Title: Chairman of the Board, CEO

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Frank A. Buttacavoli, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ILIA LEKACH*	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	April 12, 2006
Ilia Lekach

/s/ FRANK A. BUTTACAVOLI	Executive Vice President, Chief Operating Officer, Chief Financial Officer and Director (Principal Accounting Officer)	April 12, 2006
Frank A. Buttacavoli

/s/ GLENN GOPMAN*	Director	April 12, 2006
Glenn Gopman

/s/ ESTHER EGOZI CHOUKROUN*	Director	April 12, 2006
Esther Egozi Choukroun

/s/ DAVID STONE*	Director	April 12, 2006
David Stone

/s/ JAYA KADER ZEBEDE*	Director	April 12, 2006
Jaya Kader Zebede

/s/ ISAAC LEKACH*	Director	April 12, 2006
Isaac Lekach

/s/ FRANK A. BUTTACAVOLI	Attorney-in-fact	April 12, 2006
Frank A. Buttacavoli

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Sullivan & Worcester LLP, with respect to the legality of the shares being offered
23.1	Consent of Sullivan & Worcester LLP, (included as part of Exhibit 5.1 hereto)
23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm
24	Powers of Attorney (included in the signature page to this registration statement)